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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

SUBSIDIARIES OF CERPROBE CORPORATION:
  CompuRoute, Inc.
  SVTR, Inc.
  Cerprobe Europe Limited
  Cerprobe Asia Holdings PTE LTD.
  Cobra Venture Management, Inc.
  Cerprobe-Upsys L.L.C.

SUBSIDIARIES OF CERPROBE ASIA HOLDINGS PTE LTD.:
  Cerprobe Asia PTE LTD.*

SUBSIDIARIES OF CERPROBE ASIA PTE LTD.:
  Cerprobe Singapore PTE LTD.
  Cerprobe Taiwan Co. LTD.

* 70% owned by Cerprobe Corporation until August 18, 1997, at which time Cerprobe's ownership was reduced to 60%.